Exhibit 99.1

               Antigenics Reports Positive Data on QS-21
         Stimulon(R) Adjuvant in Acambis' Influenza A Vaccine


    NEW YORK--(BUSINESS WIRE)--Jan. 3, 2008--Antigenics Inc. (NASDAQ:
AGEN) today announced that Acambis (LSE: ACM) has released results from a Phase 1 study of its ACAM-FLU-A(TM) vaccine, which contains Antigenics' QS-21 Stimulon(R) adjuvant. Based on these results, Acambis exercised its option for a commercial license to QS-21. Under the terms of the agreement, Antigenics is entitled to receive future milestone payments and product royalties in the event of successful development and commercialization of ACAM-FLU-A. QS-21 is an investigational adjuvant, which is a substance added to vaccines and other immunotherapies that is designed to enhance the body's immune response to the antigen contained within the treatment.

    Influenza is a major global threat. According to the World Health Organization, between 250,000 to 500,000 related deaths occur annually. Currently, seasonal influenza vaccines are reformulated each year to address viral mutations. ACAM-FLU-A targets M2e, a conserved region of influenza A strains, which could potentially overcome the need for annual reformulations. Since all identified pandemic influenza strains are type A, ACAM-FLU-A could potentially be used to protect against pandemics of influenza as well.

    Study Findings

    The Phase 1 trial of ACAM-FLU-A evaluated the vaccine's safety and ability to generate an immune response among vaccinated subjects. The randomized, double-blind, placebo-controlled trial was conducted at multiple centers in the United States and involved 79 subjects. The study consisted of four arms: ACAM-FLU-A alone, ACAM-FLU-A plus aluminum hydroxide adjuvant, ACAM-FLU-A plus QS-21 adjuvant, and placebo. Subjects in the trial received two doses of the treatment to which they had been randomized.

    Overall, the trial results demonstrated that ACAM-FLU-A was well tolerated and capable of stimulating an immune response. Although immune responses were observed in all groups that received vaccine, the highest immune response was observed in the group vaccinated with ACAM-FLU-A plus QS-21 adjuvant. In this group, 90 percent of subjects generated virus-specific antibodies following immunization.

    "These findings continue to demonstrate the criticality of QS-21 as an adjuvant in a number of high-tech vaccine candidates," said Garo
H. Armen, PhD, chairman and CEO of Antigenics. "QS-21 is a profitable product for Antigenics and our licensees' advancements continue to underscore the substantial contribution to Antigenics' future royalty income that could be generated from our adjuvant franchise."

    About QS-21 Stimulon Adjuvant

    Antigenics' QS-21 Stimulon adjuvant is one of the most widely tested vaccine adjuvants under development. QS-21 has not only become a critical component in the development of preventative vaccine formulations across a wide variety of infectious diseases, but may also be essential in enabling a new generation of therapeutic vaccines to treat cancer and degenerative disorders. QS-21 is currently being evaluated in more than 20 vaccine indications, several in late-stage clinical trials by Antigenics' licensees, including GlaxoSmithKline, Elan, Acambis and Progenics.

    About Antigenics

    Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company's investigational product portfolio includes Oncophage(R) (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin(TM) (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21, an adjuvant being evaluated by Antigenics' corporate partners in more than 20 indications, several in late-stage clinical trials. For more information, please visit antigenics.com.

    This press release contains forward-looking statements, including statements about potential future payments from Acambis to Antigenics, the potential for use of ACAM-FLU-A without annual reformulation or as a pandemic flu vaccine, and the commercial potential of QS-21. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, Antigenics' dependence on its collaborative partners such as ACM to successfully develop and commercialize products containing QS-21, which may not occur due to failure of future, larger clinical trials to replicate results from early-stage trials, negative decisions by regulatory authorities, or decisions by collaborative partners not to devote adequate resources to product candidates containing QS-21; the scientific risk associated with the development of vaccines; the competitive risk that other sources of competitive adjuvants could become available; difficulties or delays in manufacturing QS-21, future trials may not demonstrate that ACAM-FLU-A is safe and effective; and the risk factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission on November 14, 2007. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.


    CONTACT: Antigenics Inc.
             Media Relations:
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com
             or
             Investor Relations:
             Robert Anstey, 800-962-2436
             ir@antigenics.com